Exhibit 10.5
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 21, 2026 (the “Effective Date”), is entered into by and between Lincoln International, Inc., a Delaware corporation (“PubCo”), Lincoln International LLC (“OpCo”) (together with PubCo, the “Company”) and Eric Malchow (the “Executive”).
WHEREAS, the Company desires to employ the Executive and the Company and the Executive desire to enter into an agreement embodying the terms of such employment, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.    Employment Period. Effective upon the Effective Date, the Executive’s employment hereunder shall be for a term commencing on the Effective Date and continuing through the fifth anniversary thereof (the “Initial Employment Period”). This Agreement will be automatically renewed for up to two successive terms of one year each, unless the Company or the Executive gives written notice of non-renewal (“Non-Renewal”) at least 180 days prior to the end of the then-current term (the Initial Employment Period and all renewals collectively, the “Employment Period”). Notwithstanding the foregoing, the Executive’s employment with the Company is and shall continue on an “at will” basis, subject to the provisions of Section 4.
2.    Terms of Employment.
(a) Position and Duties.
(i) Role and Responsibilities. During the Employment Period, the Executive shall serve as the Company’s President and Global Head of Mergers & Acquisitions and shall perform such employment duties as are usual and customary for such position. The Executive shall report directly to the Company’s Chief Executive Officer. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries or affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position hereunder. If the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, if the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b), shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.
(ii) Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, (C) manage the Executive’s personal investments, and (D) engage in any of the activities as set forth on Exhibit A, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A) and/or (B), the Executive receives prior written approval from the Company’s Board of Directors (the “Board”).

(iii) Principal Location. During the Employment Period, the Executive generally shall perform the services required by this Agreement at the Company’s offices located in Chicago, Illinois (the “Principal Location”), provided, however, that the parties acknowledge and agree that the Executive may be required to travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.
(b) Compensation, Benefits, Etc.
(i) Base Salary. Effective as of the Effective Date and during the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $500,000 per annum. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly and shall be pro-rated for partial years of employment. The Board (or a subcommittee thereof) shall review the Executive’s Base Salary at least annually and shall consider, among other things, increases based on the Executive’s performance and the compensation of similarly situated executives at peer companies, which Base Salary may be further increased in the discretion of the Board or a subcommittee thereof, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.
(ii) Annual Bonus Award. For each calendar year ending during the Employment Period beginning with calendar year 2026, the Executive shall be eligible to earn an annual bonus (an “Annual Bonus”) consisting of (1) a cash performance bonus (an “Annual Cash Bonus”) under the Company’s bonus plan or program applicable to senior executives for such year and (2) an equity-based compensation award (an “Annual Equity Award”) under PubCo’s 2026 Incentive Award Plan, as amended from time to time, or any successor plan thereto (the “PubCo Plan”), as determined by the Board (or a subcommittee thereof), from time to time. Unless otherwise agreed to by the Company and Executive, the Annual Cash Bonus will comprise approximately sixty-five percent (65%) of the amount of the Annual Bonus earned for an applicable year and the Annual Equity Award will comprise the remaining approximately thirty-five percent (35%) of the Annual Bonus earned for an applicable year (calculated based on the grant date fair value of such Annual Equity Award). The Board or such subcommittee shall determine in its sole discretion the grant timing, amount, form(s) and mix, and such other terms and conditions (including vesting, exercise and settlement) applicable to any such Annual Equity Award, taking into account the Executive’s and the Company’s performance; provided, however, that such terms and conditions (including vesting, exercise and settlement) shall be reasonably consistent with those applicable to other senior executives of the Company. Any such Annual Equity Award shall be evidenced by a separate award agreement in a form prescribed by the Company, to be entered into by PubCo and the Executive; provided that the vesting provisions set forth in Section 4(b)(ii) of this Agreement shall override any contrary terms in such award agreements. The actual amount of any Annual Bonus earned for an applicable year shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof). The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned. Except as provided in Section 4(c), payment of the Annual Cash Bonus and grant of the Annual Equity Award shall be subject to the Executive’s continued employment through the payment or grant date, as applicable.
(iii) Initial Equity Grant. In recognition of the Executive’s transition from the partnership structure of Lincoln International, LP and to align the Executive’s interests with those of the

Company as a public company, on or as soon as practicable following the Effective Date (but in no event later than thirty (30) days thereafter), PubCo shall grant the Executive an initial equity award of restricted stock units under the PubCo Plan that has a target grant value of four million five hundred thousand dollars ($4.5 million) (the “Initial Equity Award”). The number of restricted stock units subject to the Initial Equity Award will be determined by dividing the target grant value by the initial price per share established in connection with the Company’s initial public offering. The Initial Equity Award shall vest over 4 (four) years with 50% vesting on the third (3rd) anniversary of the Effective Date and the remaining 50% on the fourth (4th) anniversary of the Effective Date, subject to the Executive’s continued employment through each such vesting date, except as otherwise provided in Section 4(b)(ii). The Initial Equity Award shall be evidenced by a separate award agreement in a form prescribed by the Company, which agreement shall be consistent with the terms of this Agreement, including without limitation the vesting provisions set forth in Section 4(b)(ii).
(iv) Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs on the same terms and conditions as those applicable to similarly situated senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(v) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in connection with the performance of the Executive’s duties under this Agreement in accordance with the policies, practices and procedures of the Company provided to employees of the Company; provided, however, for all international business travel, the Executive shall be entitled to travel business class or equivalent at the Company’s expense.
(vi) Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide to its senior executive officers.
(vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executive officers, as in effect from time to time.
3.    Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.
(b) Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. In the event of a termination without Cause, the Company must provide the Executive one hundred eighty (180) days prior written notice thereof. Provided, however, that the Board shall have the right to relieve the Executive, in whole or in part, of the Executive’s duties under this Agreement or to accelerate the date of termination; provided that if the Company accelerates the date of termination, the Company shall (a) provide Executive written notice of such acceleration at least thirty (30) days before the acceleration occurs and (b) pay the Executive a lump sum payment in an amount equal to the pro rata portion of the Executive’s Base Salary for the period by which the one hundred eighty (180) day notice period was shortened.
(c) Termination by the Executive. The Executive’s employment may be terminated by the Executive for any or no reason, including with Good Reason or by the Executive without Good Reason.
(d) Notice of Termination. Any termination of employment (other than due to the Executive’s death), shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 12(b). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e) Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its Affiliates (and all copies thereof) and all other property of the Company or its Affiliates that the Executive has in the Executive’s possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an Affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its Affiliates and any information received from the Company or any of its Affiliates regarding third parties.
4.    Obligations of the Company upon Termination.
(a) Accrued Obligations; Equity Awards.
(i) If the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (A) any earned but unpaid Base Salary and accrued vacation time, (B) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(v), and (C) any vested amounts due to the Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (A) and (B) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (C) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.
(ii) Each outstanding equity or equity-based award granted to the Executive by PubCo that is outstanding and, if applicable, unexercised as of the Date of Termination shall be governed by the applicable award agreement evidencing such award.
(b) Qualifying Termination. Subject to Sections 4(d), 4(f) and 12(d), and the Executive’s continued compliance with the provisions of Section 7, if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:
(i) Cash Severance. The Company shall pay the Executive the “Severance”, which is defined and will be calculated by the Company as follows: (1) the sum of the Executive’s Base Salary and Annual Cash Bonus earned with respect to each of the last three consecutive completed calendar years immediately preceding the Date of Termination (or during such shorter actual time of employment, as applicable); (2) calculate the average of the three twelve-month periods (or such shorter actual time of employment, as applicable) identified in step one to arrive at the “Average Annual Cash Compensation”; and (3) multiply by one and half (1.5x) the Average Annual Cash Compensation to arrive at the total gross amount of Severance. The Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over the twenty-four (24)-month period following the Date of Termination, but shall commence on the first normal payroll date following the 60th day following the Date of Termination, and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon.
(ii) Equity Awards. Each outstanding time-based vesting equity or equity-based award (including the Initial Equity Award) granted to the Executive by PubCo that is outstanding and, if applicable, unexercised as of the Date of Termination, shall continue to vest according to its terms as if no Qualifying Termination had occurred. The provisions of this Section 4(b)(ii) shall override any contrary terms in individual award agreements evidencing such awards.
(iii) Pro-Rated Bonus. The Company shall pay the Executive, in a single lump sum cash payment within 60 days following the Date of Termination, an amount equal to a pro rata portion of the Executive’s Annual Cash Bonus for the partial calendar year in which the Date of Termination occurs (prorated based on the number of days in the calendar year in which the Date of Termination occurs, through the Date of Termination). For purposes of this Section 4(b)(iii), the Annual Cash Bonus shall be deemed to be the average of the Executive’s annual cash bonus earned during each of the three consecutive completed calendar years immediately preceding the Date of Termination.
(iv)  COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the COBRA Period, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of

Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). For purposes of this Agreement, “COBRA Period” shall mean the period beginning on the Date of Termination and ending on the second anniversary thereof.
(c) Death or Disability. If the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability, then the Executive (or the Executive’s estate) shall receive the Accrued Obligations, and, subject to Section 4(d), shall be eligible to receive (i) an amount equal to a pro rata portion of the Executive’s Annual Bonus for the partial calendar year in which the Date of Termination occurs, based on the actual achievement of applicable performance goals as determined by the Board (or a subcommittee thereof) (prorated based on the number of days in the calendar year in which the Date of Termination occurs, through the Date of Termination), payable as provided in Section 2(b)(ii), and (ii) (1) in the case of the Executive’s death, immediate acceleration and full vesting of all outstanding time-based vesting equity or equity-based awards (including the Initial Equity Award) granted to the Executive by PubCo, which awards shall become fully exercisable or non-forfeitable as of the Date of Termination and (2) in the case of the Executive’s Disability, the continued vesting of all outstanding time-based vesting equity or equity-based awards (including the Initial Equity Award) granted to the Executive by PubCo as if such Disability had not occurred, which awards shall become non-forfeitable as of the Date of Termination. The provisions of this Section 4(c) shall override any contrary terms in individual award agreements evidencing such awards.
(d) Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s (or the Executive’s estate’s) right to receive the amounts provided for in Section 4(b) or 4(c) that the Executive (or the Executive’s estate, if applicable) execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit B (the “Release”) and the Release becomes irrevocable within 30 days (or, to the extent required by law, 52 days) following the Date of Termination.
(e) Other Terminations. Except as otherwise set forth in a written agreement by and between the Executive and the Company, if the Executive’s employment is terminated for any reason not described in Section 4(b) or 4(c), the Company will pay the Executive only the Accrued Obligations.
(f) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(g) Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.
5.    Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
6.    Excess Parachute Payments; Limitation on Payments.
(a) Best Pay Cap. Notwithstanding any other provision of this Agreement, if any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, the Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If the Total Payments are so reduced, the Company shall reduce or eliminate the Total Payments (A) by first reducing or eliminating the portion of the Total Payments which are not payable in cash (other than that portion of the Total Payments subject to clause (C)), (B) then by reducing or eliminating cash payments (other than that portion of the Total Payments subject to clause (C)) and (C) then by reducing or eliminating the portion of the Total Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.
(b) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
7.    Restrictive Covenants. The Executive and the Company agree that the Executive shall remain bound by the provisions of that certain Proprietary Interests Protection Agreement that Executive executed on March 10, 2026 (the “PIPA”), which is incorporated herein by reference and attached hereto as Exhibit C. However, in consideration of the Executive’s continued employment with the Company and the Company’s agreement to compensate the Executive on the terms set forth in Section 2(b), the Executive and the Company agree that the PIPA is hereby amended to reflect the following:
(a)    Executive shall be bound by the obligations in Sections 6, 7, and 8 of the PIPA during his employment with the Company and for a period of twenty-four (24) months thereafter.
For the avoidance of doubt, except as specifically amended by Sections 7(a) herein, all other provisions of the PIPA shall remain in full force and effect.
8.    Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, or any policy, program or code of such other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
9.    Successors.
(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.
10.    Certain Definitions.
(a) “Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.
(b) “Board” means the Board of Directors of PubCo.
(c) “Cause” means the occurrence of any one or more of the following events, provided that the determination of Cause shall require the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive) at a meeting of the Board held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with Executive’s counsel, to be heard before the Board):
(i) the Executive’s willful failure to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Executive’s issuance of a Notice of Termination for Good Reason), including the Executive’s failure to follow any lawful material directive from the Board within the reasonable scope of the Executive’s duties and the Executive’s failure to correct the same (if capable of correction, as determined by the Board), within 30 days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Board believes that the Executive has not performed the Executive’s duties. For the avoidance of doubt, the Executive’s failure to satisfy any specific performance goal or metric or the Company’s failure to attain any specific level of financial performance shall not constitute a failure to perform for purposes of this clause (i);
(ii) the Executive’s conviction of, indictment for or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes);
(iii) the Executive’s breach of any material obligation of the Executive under any written agreement with the Company or its Affiliates or under any applicable policy of the Company or its Affiliates that have been provided to or made available to the Executive (including any code of conduct or harassment policies), and the Executive’s failure to correct the same (if capable of correction, as determined by the Board), within 30 days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Board believes that the Executive has materially breached such agreement or obligation;
(iv) any act of fraud, embezzlement, theft or misappropriation from the Company or its Affiliates by the Executive; provided that, for the avoidance of doubt, the occasional, customary and de minimis use of property of the Company or any of its Affiliates for personal purposes shall not constitute fraud, embezzlement, theft or misappropriation for purposes of this clause (iv);
(v) the Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Executive of the Executive’s fiduciary duty to the Company or its Affiliates, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company or its Affiliates.
(d) “Change in Control” has the meaning set forth in the Plan.
(e) “Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.
(f) “Date of Termination” means the date on which the Executive’s employment with the Company terminates.
(g) “Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, the Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation for 180 consecutive days.
(h) “Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(i) a material diminution in the Executive’s Base Salary, other than as part of an across the board reduction applicable to the Company’s senior executives, and further excluding any voluntary reductions agreed to in writing by the Executive;
(ii) a change in the geographic location of the Principal Location by more than 25 miles from its existing location by action of the Company;

(iii) a change in the Executive’s title without the Executive’s consent or a material diminution in the Executive’s authority, responsibilities or duties, as contemplated by this Agreement, including, without limitation, (A) the Executive ceasing to report directly to the Company’s Chief Executive Officer, or (B) the Company ceasing to be a public company or ceasing to be traded on the New York Stock Exchange (or similar exchange) following a Change in Control, , and excluding for purposes of this clause (iii) any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive; or
(iv) the Company’s material breach of this Agreement.
Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 45 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.
(i) “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice unless as otherwise provided upon a termination for Good Reason).
(j) “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, bank, or other entity.
(k) “Plan” means the PubCo Plan, as amended from time to time.
(l) “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s death or Disability), or (ii) by the Executive for Good Reason.
(m) “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.
(n) “Separation from Service” means a “separation from service” (within the meaning of Section 409A).
11.    Indemnification; D&O Insurance.
(a) The parties hereby acknowledge that in connection with the execution of this Agreement, they have entered into an Indemnification Agreement (the “Indemnification Agreement”), attached hereto as Exhibit D, which became effective as of May 19, 2026.
(b) The Company shall maintain directors and officers liability insurance (“D&O Insurance”) covering the Executive during the Employment Period and for a period of six (6) years following the termination of the Executive’s employment for any reason, with coverage limits and terms no less favorable than the coverage provided to other senior executive officers of the Company. The Company shall provide the Executive with written evidence of such coverage upon request. The Company’s obligation to maintain D&O Insurance under this Section 11(b) shall survive the termination of this Agreement.
12.    Miscellaneous.
(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s most recent address on the records of the Company.
If to the Company:
Lincoln International, Inc.
110 N. Wacker Dr., Floor 51
Chicago, IL 60606
Attention: Legal Department
Email: USLegalExternal@lincolninternational.com
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
(d) Section 409A of the Code.
(i) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (A) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (B) comply with the requirements of Section 409A; provided, however, that this Section 12(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.
(ii) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
(iii) To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h) Entire Agreement. As of the Effective Date, this Agreement, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its Affiliates, or representative thereof. Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date.
(i) No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for pursuant to this Agreement by seeking other employment or otherwise, and no amounts payable or benefits provided hereunder shall be reduced or offset due to any employment of the Executive following termination of employment with the Company.
(j) Arbitration.
(i) Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration (as defined below),

including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to the Executive’s service or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon the Executive’s request. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (A) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; or (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.
(ii) “Persons Subject to Arbitration” means, individually and collectively, (A) the Executive, (B) any person in privity with or claiming through, on behalf of or in the right of the Executive, (C) the Company, (D) any past, present or future Affiliate, employee, officer, director or agent of the Company, and/or (E) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.
(iii) The arbitration shall take place before a single neutral arbitrator at the JAMS office in Chicago, Illinois. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.
(iv) Each party will be responsible for its own attorneys’ fees and expenses, including travel expenses, except as otherwise provided by law, and the cost of a copy of the reporter’s transcript of the proceedings, if desired. The Executive shall pay the applicable filing fee with JAMS. The Company shall bear the arbitrator’s fee and expenses and any costs associated with the facilities for the arbitration. Postponement and cancellation fees shall be payable, at the discretion of the arbitrator, by the party causing the postponement or cancellation. The expenses of witnesses shall be paid by the party requiring the presence of such witnesses.
(v) THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.
(vi) THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.
(vii) This Section 12(j) shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 12(j) would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 12(j). To the extent applicable law imposes additional requirements to allow enforcement of this Section 12(j), this Agreement shall be interpreted to include such terms or conditions.
(k) Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations (including without limitation the covenants set forth in Section 7).
(l) Counterparts. This Agreement and any agreement referenced herein may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

LINCOLN INTERNATIONAL, INC.

By:	/s/ Robert T. Brown
Name: Robert T. Brown
Title: Chief Executive Officer

LINCOLN INTERNATIONAL LLC

By:	/s/ Robert T. Brown
Name: Robert T. Brown
Title: Chief Executive Officer

“EXECUTIVE”

/s/ Eric D. Malchow
Eric D. Malchow
Attachments:
Exhibit A: Exclusivity Carve-Outs
Exhibit B: Release
Exhibit C: PIPA
Exhibit D: Indemnification Agreement
[Signature Page to Employment Agreement]

EXHIBIT A
EXCLUSIVITY CARVE-OUTS

1. None.

EXHIBIT B
GENERAL RELEASE
1. Release. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Lincoln International, Inc., a Delaware corporation (“PubCo”) and Lincoln International LLC (“OpCo”) (together with PubCo, the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (“ADEA”), the Americans With Disabilities Act.
2. Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(b) or 4(c) of that certain Employment Agreement, dated as of May 21, 2026, between the Company and the undersigned (the “Employment Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and PubCo or as a holder of any securities of PubCo, (iii) with respect to Section 2(4(a) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
3. Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), (1) the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the undersigned acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4. Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
5. No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent it challenges the effectiveness of this release with respect to a claim under the ADEA.
6. No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
7. OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the ADEA. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:

(i)
the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(ii)
the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

(iii)
the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(iv)	the Company advises the undersigned to consult with an attorney prior to executing this Release;

(v)
the undersigned has been given at least 21 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the 21-day period; and

(vi)
the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to the Legal Department, via electronic mail at USLegalExternal@lincolninternational.com, on or before 5:00 p.m. Eastern time on the seventh day after this Release is executed by the undersigned.

8. Acknowledgement. The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by the undersigned with respect to the matters released in this Release, and the undersigned agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
9. Governing Law. This Release is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Illinois, to the extent not preempted by federal law.
IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.
1 NTD: Use 45 days in a group termination, and include information regarding terminated positions.

EXHIBIT C
PIPA

PROPRIETARY INTERESTS PROTECTION AGREEMENT
This Proprietary Interests Protection Agreement (“Agreement”) is entered into by and between Lincoln International, LP and its affiliates (collectively, the “Company”) and Eric Malchow (“Employee”).
RECITALS
WHEREAS, the Company wishes to employ Employee or continue to employ Employee and Employee desires to be employed or remain employed by the Company;
WHEREAS, as an employee of the Company, Employee will be exposed to and develop a familiarity with, and expertise in, the operations and business of the Company including, but not limited to, Confidential Information (as defined below) and protected relationships of the Company; and
WHEREAS, the Company will not employ Employee, continue to employ Employee or provide Employee with the other consideration set forth in this Agreement unless Employee executes and delivers this Agreement to the Company, and further that Employee’s execution and delivery of this Agreement is an express condition of Employee’s employment at the Company.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained and for other good and reasonable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Employee hereby agree as follows:
IT IS HEREBY AGREED THAT:
1.Consideration. Employee enters into this Agreement in exchange for employment and/or continued employment with the Company, and in consideration of the compensation and benefits provided through such employment. Employee also enters into this Agreement in exchange for receipt of a 2025 discretionary performance bonus draw payment from the Company on or around March 13, 2026. Employee further enters into this Agreement in exchange for the further provision of Confidential Information (as defined below) to Employee as part of Employee’s employment with the Company. Employee and the Company hereby stipulate that this Agreement is supported by full and adequate consideration.
2.No Alteration of At-Will Employment; Duty of Loyalty. This Agreement shall not be construed to create or imply a contract of employment for any fixed or certain period of time. Employee understands that the status of Employee’s employment is “at will,” which means that Employee may voluntarily leave the employ of the Company at any time, for any reason or no reason (with or without cause), and conversely may be terminated by the Company at any time with or without cause or reason or notice. While employed by the Company, Employee will remain loyal to the Company and will not misuse Company resources, engage in conduct that creates a conflict of interest, divert or take advantage of business opportunities belonging to the Company or deal with any employees, clients, suppliers, vendors or other third-party business relations in a manner inconsistent with Employee’s duties or the best interests of the Company (including engaging in competition with the Company while an Employee). Employee shall act at all times in accordance with all applicable securities laws (including, but not limited to, the Investment Advisers Act of 1940, as amended), if applicable, and comply with all compliance policies and procedures which may exist or be adopted by the Company from time to time.
3.Non-Disclosure of Confidential Information.
(a)Employee hereby acknowledges that during the course of Employee’s employment by the Company, Employee has learned and developed (and will continue to learn or develop) Confidential Information in trust and confidence. For purposes of this Agreement, “Confidential Information” means confidential and proprietary information, whether in hard copy, stored electronically or communicated verbally, that relates to the business conducted by the Company, whether existing prior to, on or after the Effective Date (as defined below), including, without limitation: (i) business and marketing plans, practices and strategies; (ii) information relating to the Company’s costs, reserves, profits, sales, budgets, projections, production rates, pricing or fee information, gross margin information, undisclosed corporate transactions, and other financial or production information; (iii) any data, designs, specifications, investor or supplier information; (iv) client and potential client information (including contacts, lists, preferences and client relationship manager data); (v) referral source information (including contacts, lists and preferences), including referral sources at private equity and venture capital firms; (vi) investor information, including information about potential investors; (vii) memoranda and correspondence related to any closed, pending or prospective transaction; (viii) any analyses owned, developed or used in connection with the business of the Company; (ix) investment and trading strategies, processes, models, analyses, databases and techniques; (x) identity of any investment, portfolio holdings, financial and other account information of clients; (xi) track records and performance of accounts managed by the Company; (xii) technical information, including computer hardware and software, source code and object code, analytical tools, research and development, inventions, discoveries and other intellectual property; (xiii) employment and personnel information (other than about Employee), practices and recruiting strategies; (xiv) other information marked as confidential or otherwise designated and treated as confidential through applicable policies, procedures and/or practices; (xv) all papers, records, documents and other materials containing such Confidential Information; and (xvi) any summaries, analyses or other work product which contains or is based upon Confidential Information. The term Confidential Information also includes any information to which Employee had access by reason of Employee’s employment with the Company and which meets the definition of “trade secret” set forth in the Defend Trade Secrets Act, 18 U.S.C. § 1839, and any analogous state law (“Company Trade Secrets”). The term Confidential Information further includes confidential and proprietary or private information received by the Company from clients, suppliers, distributors, vendors or other third parties in trust and confidence or pursuant to a duty of confidentiality (“Third-Party Confidential Information”). Confidential Information does not include any information which can be shown by documentary evidence (i) was publicly known or made publicly available prior to the time of disclosure to Employee; or (ii) becomes publicly known or made generally available after disclosure to Employee through no wrongful action or inaction of Employee. Confidential Information also does not include general skills or common industry knowledge learned by Employee during employment with the Company. Employee agrees to ask the Company for clarification about what constitutes Confidential Information if, at any time, Employee is uncertain about whether any particular information is intended to be protected hereunder. Employee acknowledges that unauthorized disclosure, use, or retention of Confidential Information, other than in the discharge of Employee’s duties, will cause the Company irreparable harm.
(b)At all times during Employee’s employment and for a period of five (5) years thereafter (or such other maximum period as may be permitted by law), Employee will use Confidential Information exclusively on behalf of the Company and, except in the normal and proper course of employment, will not, directly or indirectly through another person or entity or by assisting others, copy, duplicate or reproduce, transmit, copy, create, access, retain, divulge or disclose (or allow others to do any of the foregoing) such information in any manner or use such information for Employee’s benefit or on behalf of any other person or entity. Notwithstanding the foregoing, Employee will not disclose information that qualifies as a Company Trade Secret or Third-Party Confidential Information for so long as the Company Trade Secret remains protected under applicable law and/or for so long as the Company remains obligated to protect the Third-Party Confidential Information.
(c)If Employee is requested, becomes legally compelled or is otherwise required by law to make any disclosure that is prohibited hereby, Employee will promptly notify the Company (if legally permissible) prior to such disclosure so that the Company may seek a protective order or other appropriate remedy if the Company deems such protection or remedy necessary under the circumstances. Subject to the foregoing, Employee may furnish only that portion of Confidential Information that Employee is legally compelled or required by law to disclose.
(d)Notwithstanding anything herein to the contrary, Employee may not be held criminally or civilly liable under any federal or state trade secrets law for any disclosure of a trade secret that is (i) made in confidence to a federal, state or local governmental, regulatory or administrative agency, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) set forth in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and provided Employee does not otherwise disclose such information except pursuant to court order. Nothing herein is intended, or should be construed, to affect the immunities created by the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1836 et seq., or other applicable law. In addition, nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Employee’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any U.S. federal, state or local governmental agency or commission (a “Government Agency”), including without limitation the U.S. National Labor Relations Board or the U.S. Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) make truthful statements and disclosures regarding alleged unlawful employment actions, including, but not limited to, harassment, discrimination, retaliation and any claims related to employment; (iv) testify truthfully in a legal proceeding; (v) request or receive confidential legal advice; or (vi) engage in protected concerted activity as defined by applicable law. Any such communications and disclosures must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but this does not apply to (and the Company shall not attempt in any way to limit) any right Employee may have to receive an award or bounty pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
4.Return of Company Property. Upon termination of employment with the Company for any reason, Employee shall immediately return to the Company all keys, cell phones, computers, printers, access cards and other Company property and equipment. Employee shall also return all originals and all copies of all business records and other documents, including Confidential Information (including information stored on computer hard drives, flash or thumb drives, or any other medium) relating to the Company in Employee’s possession, custody or control, other than documents relating solely to Employee’s own compensation or benefits. Employee agrees to refrain from accessing any Company records or other documents stored on any personal computer hard drive, tablet, smartphone, electronic data storage device, email or other web-based data storage account or service after termination of employment with the Company and shall inform the Company of all such media or devices. Employee will, upon direction from the Company, permanently delete and erase any Confidential Information, Company Trade Secrets and Third-Party Confidential Information stored on such media and/or allow the Company or its designee to access and forensically examine such media to ensure that all such information has been permanently deleted and erased. Upon request from the Company, Employee shall promptly certify in writing that Employee has fully complied with the obligations set forth in this Section.
5.Assignment of Intellectual Property.
(a)The term “Inventions” means: (i) contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are or were conceived, created, developed or reduced to practice by Employee, alone or with others, while employed by the Company, except as to Excluded Information (as defined below), and any derivative works thereof; and (ii) any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing, except as to the intellectual property rights in any Excluded Information (as defined below).
(b)Excluded Inventions. For the avoidance of doubt, the term “Inventions” does not include any invention that Employee develops (or has developed) entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or Confidential Information, including trade secret information, except for those inventions that either (i) relate at the time of conception or reduction to practice of such invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work performed by Employee for the Company.
(c)Duty to Disclose. Employee hereby confirms that Employee has and will continue to promptly disclose all Inventions, in full detail, to persons authorized by the Company. Employee hereby confirms that Employee has not and will not disclose any Invention to anyone other than persons authorized by the Company without the Company’s express prior written instruction to do so.

(d)Works Made for Hire. All of Employee’s work product for the Company, including all Inventions, will be and are the sole and exclusive property of the Company. All portions of the Inventions which constitute copyrightable subject matter will be considered “works made for hire” as that term is defined in the U.S. Copyright Act, 17 U.S.C. § 101, as amended.
(e)Assignment of Intellectual Property. In the event any worldwide rights, title or interest in and to the Inventions (or any portion thereof) do not vest automatically in and with the Company, Employee hereby irrevocably assigns, conveys and otherwise transfers to the Company, and its respective successors and assigns, any and all such worldwide rights, title and interests in and to the Inventions, including all rights to claim priority to the Inventions and all rights to pursue damages, injunctive relief and other remedies for past and future infringement of intellectual property rights. Employee will promptly perform, without further compensation, all actions reasonably requested by the Company during or after Employee’s employment with the Company to establish, confirm and perfect the Company’s sole and exclusive ownership of the Inventions (including but not limited to executing assignments, consents, powers of attorney, applications and other documents or instruments). If Employee for any reason refuses or is unable or unavailable to execute such documents or instruments, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact to execute and file any such documents and instruments with the same legal force and effect as if executed by Employee. In the event of any dispute, arbitration or litigation concerning whether an invention, discovery, creation, development, improvement, work of authorship, idea or other intellectual property right is the property of the Company, such will be presumed the property of the Company and Employee will bear the burden of establishing otherwise.
(f)Moral Rights. Any assignment of Inventions hereunder includes an assignment of all moral rights, including, but not limited to, any right of paternity, integrity, disclosure, withdrawal, and any other similar rights recognized by the laws of any jurisdiction or country (collectively, “Moral Rights”) which Employee may have therein. To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Employee hereby waives and agrees never to assert against the Company, its licensees, successors and assigns, any Moral Rights which Employee may have or may ever be deemed to have in the Inventions.
(g)Assistance. Employee agrees to assist the Company, upon reasonable notice and at the Company’s expense during and after the term of this Agreement, to secure and protect the Company’s rights, title and interests in and to the Inventions.
(h)Excluded Information. On Addendum A attached to this Agreement, Employee has included a complete list, with non-confidential descriptions, of all existing inventions, discoveries, creations, developments, improvements, works of authorship and ideas of any kind that (i) Employee made or conceived prior to employment by the Company or (ii) do not relate, at the time of conception, creation, development or reduction to practice, to the Company’s (or any of its subsidiaries’ or affiliates’) proposed or actual business, products, or research and development and are made or conceived on Employee’s own time and without using the equipment, supplies, facilities, trade secrets or Confidential Information of the Company (or any of its subsidiaries or affiliates) (collectively, the “Excluded Information”), which Employee shall promptly supplement from time to time upon creation of any Excluded Information. Employee hereby confirms, in the event that any Excluded Information is incorporated by Employee into any Invention, the grant to the Company, and its successors and assigns, of a perpetual, worldwide, royalty free, non-exclusive, irrevocable license without any limitations and including rights to use, modify and reproduce the Excluded Information for commercial, internal business and all other purposes. If no such list is attached, Employee represents and agrees that it is because as of the Effective Date of this Agreement, Employee has no Excluded Information.
(i)Burden of Proof. In the event of any dispute, arbitration or litigation concerning whether an invention, discovery, creation, development, improvement, work of authorship or idea is the property of the Company, such will be presumed the property of the Company and Employee will bear the burden of establishing otherwise.

(j)Incorporation of Third Party Materials and Open Source Code. Employee agrees that Employee will not incorporate any third-party materials into any Inventions except as authorized by the Company in writing. Without limiting the generality of the foregoing, Employee agrees that Employee will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing or distribution of any source code owned or licensed by the Company except as may be authorized by the Company in writing.
(k)No License to Company Inventions. Employee acknowledges and agrees that nothing in this Agreement shall be deemed to grant, by implication, estoppel or otherwise, (i) a license from the Company to Employee to make, use, license or transfer in any way a Company Invention or (ii) a license from the Company to Employee regarding any of the Company’s existing or future right, title and interest in property, including any Inventions.
6.Non-Solicitation of Clients. Except as otherwise provided in Addendum B to this Agreement, Employee shall not, during Employee’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reasons for Employee’s termination, directly, or indirectly through another person or entity or by assisting others, solicit, call upon, or contact any Restricted Client (as defined below) or Prospective Restricted Client (as defined below) for the purpose of engaging in a Competitive Business Activity (as defined below), or otherwise divert, interfere with, or attempt to divert or interfere with, the Company’s business relationship with any Restricted Client. “Restricted Client” means each and every client with whom the Company has conducted business during the twenty-four (24) months preceding Employee’s termination with the Company and with which during such time Employee had supervisory responsibility, performed services or transacted business on behalf of the Company or about which Employee acquired or learned Confidential Information, Company Trade Secrets or Third-Party Confidential Information. The term Restricted Client expressly includes any private equity and/or venture capital firms that refer business relating to their actual or prospective portfolio companies to the Company. “Prospective Restricted Client” means each and every prospective client, including any private equity and/or venture capital firms, that refers business relating to their actual or prospective portfolio companies to the Company, targeted by the Company for business at any time during the twelve (12) months preceding Employee’s termination with the Company and with whom during such time Employee actively solicited on behalf of the Company or learned Confidential Information, Company Trade Secrets or Third- Party Confidential Information; provided that a prospective client with which the Company has not conducted business within the six (6) month period following Employee’s termination shall not constitute a Prospective Restricted Client. “Competitive Business Activity” means the sale or provision of any good or service sold by or provided by the Company during Employee’s employment with the Company.
7.Non-Service of Clients. Except as otherwise provided in Addendum B to this Agreement, Employee shall not, during Employee’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reasons for Employee’s termination, directly, or indirectly through another person or entity or by assisting others, contract with, sell to or perform services for or on behalf of a Restricted Client or Prospective Restricted Client in connection with a Competitive Business Activity.
8.Non-Solicitation of Restricted Persons. Except as otherwise provided in Addendum B to this Agreement, Employee shall not, during Employee’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reasons for Employee’s termination, directly, or indirectly through another person or entity or by assisting others, solicit, induce or encourage any Restricted Person (as defined below) to terminate or reduce such Restricted Person’s employment or other association with the Company, or otherwise interfere with the faithful discharge by such Restricted Person of any employment, contractual and/or fiduciary obligations to serve the Company’s best interests and those of its customers. “Restricted Person” means each and every person employed or otherwise engaged by the Company, including independent contractors or consultants, within the twelve (12) month period preceding termination of Employee’s employment and with whom Employee, during such period, had supervisory responsibility or work-related contact, or about whom Employee acquired Confidential Information relating to compensation, benefits, performance evaluations or services.

9.Legitimate Business Interests of the Company. Employee acknowledges that in the course of Employee’s employment with the Company, Employee has and/or will become familiar with Confidential Information and Company Trade Secrets and that Employee’s services will be of special, unique and extraordinary value to the Company. Employee understands and agrees that absent Employee’s employment with the Company, Employee would not have access or exposure to this Confidential Information. Employee further understands and agrees that this Confidential Information takes a long time to develop and is the product of substantial investment by the Company. Employee understands and agrees that the Company has a legitimate protectable interest in protecting its Confidential Information, Company Trade Secrets and goodwill. Employee further acknowledges and agrees that the Company invests substantial time and resources into building and maintaining long-term client relationships, including the development of goodwill and new Confidential Information relating to these client relationships, and that this investment extends to those client relationships that Employee may have brought to the Company from another employer or entity, and that this substantial investment, goodwill and new Confidential Information provides the Company with a legitimate protectable interest in these client relationships. Employee also acknowledges and agrees that the Company invests substantial time and resources into recruiting, training and maintaining its workforce and has a legitimate protectable interest in protecting that investment and maintaining a stable workforce. The foregoing is a non-exhaustive list of the legitimate protectable interests supporting the covenants set forth in this Agreement.
10.Reasonableness of Restrictions. Employee stipulates that all of the restrictions and obligations in this Agreement are reasonable (including as to time, geographic area and activity limitations), are no greater than necessary to protect the Company’s legitimate business interests, are ancillary to protecting such interests and goodwill, do not prohibit Employee from using general skills and know-how acquired during or prior to employment with the Company, and do not preclude Employee from earning a livelihood or otherwise impose any undue hardship. Employee agrees and acknowledges that the potential harm to the Company in the event of any breach of any provision of this Agreement outweighs any potential harm to Employee of its enforcement by injunction or otherwise. Employee acknowledges that Employee has carefully read this Agreement and consulted with legal counsel of Employee’s choosing regarding its contents (or voluntarily chosen not to seek such consultation), has given careful consideration to the restraints imposed upon Employee by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of the Company’s legitimate protectable interests, including those set forth in Section 9 of this Agreement.
11.Injunctive Relief and Attorneys’ Fees. Employee acknowledges that irreparable harm will result to the Company if Employee violates any of the restrictions or obligations set forth herein and that, under such circumstances, the Company will have no adequate remedy at law. Therefore, in the event of any actual, anticipated or threatened breach of such restrictions or obligations, the Company will be entitled to specific performance and the immediate entry of injunctive relief without imposition of bond (except as otherwise provided in Addendum B to this Agreement) or other security to the extent permitted by applicable law. Such relief is in addition to all other remedies available to the Company by contract, at law or in equity. If the Company succeeds in securing relief for any actual, anticipated or threatened breach of Sections 3 through 8, Employee will pay all of the costs and expenses, including reasonable attorneys’ fees, incurred by the Company in obtaining such relief.
12.Tolling of Restrictive Periods. Except as otherwise provided in Addendum B to this Agreement, if Employee breaches any of the restrictions set forth in Sections 3 and 6 through 8 above and the Company commences a legal proceeding in connection therewith, the time period applicable to each such restriction shall be tolled and extended for a period of time equal to the period of time during which Employee is determined by a court of competent jurisdiction to be in non-compliance or breach (not to exceed the duration set forth in the applicable restriction) commencing on the date of such determination, to the greatest extent permissible under applicable law.
13.Severability/Reformation. In the event that any provision of this Agreement is deemed to be invalid or unenforceable, in whole or in part, by a court or arbitrator of competent jurisdiction for any reason, the remaining provisions shall continue to be valid and enforceable. In the event that any provision of this Agreement or part thereof is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period, geographic area or activity limitation that such court deems reasonable and enforceable under circumstances then existing, the parties authorize the court or arbitrator to modify and reform such provision so that it may be enforced to the maximum extent permitted by law.
14.Protected Activities. Nothing in this Agreement prohibits Employee (with or without notice to the Company) from reporting allegations to, responding to compulsory legal process issued from, testifying before or otherwise participating in an investigation or proceeding conducted by a federal, state or local government body, administrative agency or judicial authority concerning an unlawful employment practice, illegal conduct or a suspected violation of law, including, but not limited to, acts and omissions prohibited by Title VII of the Civil Rights Act of 1964, the Securities Exchange Act of 1934 or other comparable state and federal laws. Nor does anything in this Agreement prohibit Employee from making truthful statements and disclosures regarding alleged unlawful employment actions, including, but not limited to, discrimination, harassment and/or retaliation and any claims related to employment, from discussing the terms, wages and working conditions of employment with the Company or from otherwise engaging in protected concerted activity as defined by applicable law.
15.Absence of Prior Restrictions. Employee represents and warrants that, except to the extent previously disclosed in writing to the Company, Employee is not bound by any agreement or contract provision that would restrict the performance of services on behalf of the Company. Employee further represents and warrants that, in the course of performing services for the Company, Employee will not disclose to the Company, use on behalf of the Company or upload onto any Company server, network, web-based data storage account or service, computer, e-mail account, intranet, telephone/voicemail system, smartphone or electronic storage device any trade secrets or other confidential or proprietary information of any former employer or other third party unless disclosure to and use by the Company has been consented to in writing by such third party. Employee will indemnify and hold the Company harmless from all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees, which the Company may incur as a result of any breach of the foregoing representations and warranties.
16.Duty to Disclose. During Employee’s affiliation with the Company and for a period of twelve (12) months following Employee’s termination with the Company, Employee will provide at least fourteen (14) days’ advance written notice to the Company of any subsequent employment or business activity to be undertaken by Employee in the financial services industry. Such notice shall include the name and address of Employee’s new employer or entity for whom Employee plans to provide services, as well as the nature of such association and Employee’s new position and job responsibilities. Employee will disclose the existence and terms of this Agreement to any such employer or entity and consents to the Company’s notifying such employer or entity about Employee’s restrictions and obligations under this Agreement.
17.Miscellaneous.
(a)Governing Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state in which Employee resides, without regard to conflicts-of-laws principles, rules or statutes of any jurisdiction. The exclusive venue for any litigation between Employee and the Company for any dispute arising out of this Agreement shall be the state or federal courts located in the state in which Employee resides and Employee hereby consents to any such court’s exercise of personal jurisdiction over Employee for such purpose.
(b)Cumulative Agreement. The restrictions and obligations contained in this Agreement are in addition to and supplement those contained in any other agreements between the parties regarding the subject matter hereof. To the extent the restrictions or obligations set forth herein conflict or are inconsistent with those contained in such other agreements in a manner that cannot be reconciled, the restrictions and obligations that provide the broadest enforceable protection to the Company shall control.
(c)Assignment and Successors. This Agreement may be transferred or assigned by the Company and shall otherwise inure to the benefit of, and be binding and effective upon, the Company’s successors and assigns (whether by stock sale, asset purchase, acquisition, merger, consolidation or otherwise). This Agreement is personal to Employee and Employee may not assign any of Employee’s rights or obligations hereunder without the Company’s prior written consent.

(d)Modification and Waiver. Except as set forth in Section 13 above, no provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing by the parties. The waiver by the Company of the breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent or other breach.
(e)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(f)No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.
(g)Recitals. The recitals are incorporated herein by reference and made a part of this Agreement.
(h)Headings. The headings in this Agreement are for convenience of reference only.
(i)Survival. The restrictions and obligations set forth herein shall survive Employee’s termination and/or the assignment of this Agreement by the Company to any successor or other assign.
(j)Employee Review. Employee acknowledges that Employee has received fourteen (14) days to review this Agreement (though Employee may, in Employee’s sole discretion, decide to sign the Agreement sooner). Employee has read all provisions contained herein and fully understands their meaning. Employee has been advised in writing to consult an attorney before signing this Agreement (and this document constitutes that writing) and has had a reasonable opportunity to do so. Employee further acknowledges that the restrictions and obligations in this Agreement are legally binding and hereby affirms that Employee shall fully comply therewith.
(k)Effective Date. This Agreement shall be effective as of the later of: (i) the date Employee signs this Agreement; or (ii) Employee’s first day of employment with the Company (the “Effective Date”).
IN WITNESS HEREOF, the parties have entered into this Agreement as of the Effective Date.

EMPLOYEE		LINCOLN INTERNATIONAL, LP
By:	/s/ Eric Malchow
Name:	Eric Malchow	By:	/s/ Mary Weber
Date:	President & Global Head of M&A	Name:	Mary Weber
		Title:	Chief Operating Officer

Addendum A
Excluded Information

TO:	LINCOLN
INTERNATIONAL, LP

FROM:	Eric Malchow
DATE:	3/10/2026
1.Excluded Information Disclosure. Except as listed in Section 2 below, the following is a complete list of all Excluded Information:

☒	No Excluded Information.
☐	See below:

☐	Additional sheets attached.
2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Information generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

		Excluded Information	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

Addendum B
State-Specific Laws
Addendum B supplements the Agreement and is incorporated into and made a part thereof.
1.California. If Employee’s primary place of employment with the Company is located in
California, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:
No provision in this Agreement requires Employee to assign any of Employee’s rights, title or interest to an invention if that invention qualifies for exclusion under California Labor Code § 2870 et seq., which states that any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies or facilities, or trade secret information, except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or (2) result from any work performed by the employee for the employer.
Sections 6 through 8 and 17(a) of the Agreement shall not apply to Employee and are hereby void or otherwise waived.
2.Colorado. If Employee’s primary place of employment with the Company is located in Colorado, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:
Sections 6 through 8 of the Agreement shall not apply and are hereby void or otherwise waived if Employee does not (i) earn, as of the Effective Date and at the time of separation of employment from the Company, an amount of annualized cash compensation equivalent to or greater than sixty percent (60%) of the threshold amount for highly compensated workers, as determined by the Division of Labor Standards and Statistics in the Colorado Department of Labor and Employment, and/or (ii) have access to Company Trade Secrets by virtue of employment.
For purposes of the foregoing paragraphs, the parties agree that the restrictions and obligations in Sections 6 through 8, as applicable, shall be deemed entered into as of the date Employee’s actual or expected annualized rate of earnings reaches the respective thresholds set forth above. The parties further agree that Employee’s continued employment, continued access to Confidential Information and Company Trade Secrets, dealings on behalf of the Company with Restricted Clients, Prospective Restricted Clients and Restricted Persons and other consideration set forth in this Agreement constitute adequate consideration for the restrictions set forth in Sections 6 through 8 of the Agreement.
Employee acknowledges that Employee will learn and have access to and use of Company Trade Secrets by virtue of employment and that the provisions in Sections 6 through 8 of this Agreement are for the protection of Company Trade Secrets and no broader than reasonably necessary to protect the Company’s legitimate interest in protecting its trade secrets.
Section 17(a) of the Agreement shall not apply to Employee and is hereby void or otherwise waived.
Employee hereby acknowledges that Employee has been provided a copy of this Agreement at least fourteen (14) calendar days before commencement of employment with the Company or at a subsequent time with at least fourteen (14) calendar days to review the Agreement and is hereby advised to consult with an attorney before signing the Agreement. Nothing herein prevents Employee from voluntarily electing to sign the Agreement prior to expiration of such 14-day period.

3.District of Columbia. If Employee’s primary place of employment with the Company is located in the District of Columbia, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:
Section 7 of the Agreement shall not apply to Employee and is hereby void or otherwise waived unless Employee is a highly compensated employee as determined by the D.C. Non-Compete Clarification Act of 2022.
The District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. Employee may or may not be a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services.
4.Florida. If Employee’s primary place of employment with the Company is located in
Florida, the following term shall apply to the interpretation of this Agreement and supersede any conflicting terms:
The waiver of bond or other security provision in Section 11 of the Agreement shall not apply to Employee and is hereby void or otherwise waived.
5.Georgia. If Employee’s primary place of employment with the Company is located in
Georgia, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:
Section 12 of the Agreement shall only apply to permit tolling during the legal proceedings.
6.Illinois. If Employee’s primary place of employment with the Company is located in Illinois, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:
No provision in this Agreement requires Employee to assign any of Employee’s rights to an invention if that invention qualifies for exclusion under Illinois Revised Statutes, Chapter 765, § 1060/2, which states that a provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies or facilities, or trade secret information of the employer, was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
Sections 6 through 8 of the Agreement shall not apply to Employee and are hereby void or otherwise waived if Employee’s actual or expected annualized rate of earnings from the Company do not exceed $45,000 per year, which amount shall increase to $47,500 per year beginning on January 1, 2027, $50,000 per year beginning on January 1, 2032 and $52,500 per year beginning on January 1, 2037.
Sections 6 through 8 of the Agreement shall not apply and are hereby void or otherwise waived where the separation of Employee’s employment, including by reason of termination, furlough or layoff, results from business circumstances or governmental orders related to the COVID-19 pandemic or under circumstances that are similar to the COVID-19 pandemic, unless Employee receives compensation equivalent to Employee’s base salary at the time of separation for the applicable restricted period less compensation earned through subsequent employment during such time.
7.Minnesota. If Employee’s primary place of employment with the Company is located in
Minnesota, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

No provision in the Agreement requires Employee to assign any of Employee’s rights, title or interest to an invention if that invention qualifies for exclusion under Minnesota Statutes § 181.78, which states that a provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.
Section 17(a) of the Agreement shall not apply to Employee and is hereby void or otherwise waived.
Employee hereby acknowledges that Employee has been provided a copy of this Agreement prior to the acceptance of an offer of employment or, in the case of continued employment, prior to the date of entering into the Agreement.
8.New Jersey, North Carolina. If Employee’s primary place of employment with the Company is located in any of these states, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:
No provision in this Agreement requires Employee to assign any of Employee’s rights to an invention if that invention qualifies for exclusion under New Jersey Statutes § 34:B-265 or North Carolina General Statutes § 66-57.1, as applicable, which state that any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies or facilities, or trade secret information, except for those inventions that (1) relate to the employer’s business or actual or demonstrably anticipated research or development, or (2) result from any work performed by the employee for the employer.
9.New York. If Employee’s primary place of employment with the Company is located in
New York, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:
No provision in the Agreement requires Employee to assign any of Employee’s rights, title or interest to an invention if that invention qualifies for exclusion under New York Labor Law § 203-f, which states that a provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (b) result from any work performed by the employee for the employer.
10.Washington. If Employee’s primary place of employment with the Company is located in Washington, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:
No provision in this Agreement requires Employee to assign any of Employee’s rights to an invention if that invention qualifies for exclusion under Washington Revised Code § 49.44.140, which states that a provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies or facilities, or trade secret information of the employer, was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Section 7 of the Agreement shall not apply and is hereby void or otherwise waived if Employee earns $120,560 or less per year and adjusted annually to account for inflation by the Washington State Department of Labor and Industries.
Section 7 of the Agreement shall not apply and is hereby void or otherwise waived where the Company terminates Employee’s employment as a result of a layoff unless the Company (in its sole discretion) elects to pay severance equivalent to Employee’s base salary for the applicable restricted period less compensation earned through subsequent employment, provided that such payment is dependent upon compliance with Section 7 and does not extend to any tolling period as provided in Section 12.
The requirement of Section 7 of the Agreement shall not apply and is hereby void or otherwise waived if Employee’s earnings are less than twice the applicable state minimum hourly wage. This exception does not apply to any such additional work that raises issues of safety or interferes with the reasonable and normal scheduling expectations of the Company.
Sections 6 and 7 of the Agreement shall not apply to prospective customers (including Prospective Restricted Clients) and are hereby void or otherwise waived as to prospective customers (including Prospective Restricted Clients).
Employee hereby acknowledges that Employee has been provided a copy of this Agreement prior to the acceptance of an offer of employment or, in the case of continued employment, prior to the Effective Date with the understanding that this Agreement may be enforceable against Employee in the future in accordance with its terms.
Section 17(a) of the Agreement shall not apply to Employee and is hereby void or otherwise waived.

EXHIBIT D
INDEMNIFICATION AGREEMENT
[Intentionally Omitted]